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                                                                      Exhibit 16

August 6, 1998

Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, MN  55343

Attention:    Ted Deikel, Chairman & CEO
              Will Lansing, President

       Re:    ENGAGEMENT LETTER

       This letter ("Letter Agreement") shall serve to confirm our understanding pursuant to which Fingerhut Companies, Inc. (the "Company") has agreed to engage Wit Capital Corporation ("Wit") to act as its financial advisor to assist the Company as described below for a period commencing as of the date hereof and ending on the twelve month anniversary hereof (the "Engagement Period").

1. FINANCIAL ADVISORY SERVICES. Wit will assist the company in connection with developing an Internet strategy and identifying and structuring Internet investments, which leverage off the core competencies of Fingerhut. If requested by the company, Wit will also be available to assist the company in connection with other general financial advisory services.

2. BASE COMPENSATION. In consideration of the services to be rendered by Wit, the Company agrees to pay Wit or its permitted designee the following base compensation:

       (a) A retainer of $100,000.00 payable upon execution of this Letter Agreement.

       (b) Reimbursement of all reasonable travel and other out-of-pocket expenses incurred by Wit in connection with its services rendered hereunder. Notwithstanding the foregoing, Wit shall not, without the prior written consent of the Company, incur other reimbursable expenses such as expenses of consultants, legal, accounting, and financial experts, and other agents that may be retained by Wit in connection with its services to be rendered to the Company.

3. TRANSACTIONAL FEES. If during the Engagement Period, Wit introduces an investment opportunity to Fingerhut which is consummated by Fingerhut or provides consulting services with respect to a financing, merger, acquisition, or business combination that is consummated (a "Transaction"), then in addition to the retainer and other compensation referred to in Paragraph 2 above, the Company, at its discretion, shall pay to Wit a fee (a "Transaction Fee"). Such Transaction Fee shall be negotiated in good faith and mutually agreed upon by the parties prior to the closing of the Transaction and shall be based upon customary fees charged by full service

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       investment banks for providing similar services in connection with such
       Transactions. Any Transaction Fee shall be payable upon the closing of such Transaction.

4. INTERNET INVESTMENTS. Robert H. Lessin, or one of his designees, will have the right to invest in Internet companies that Wit Capital introduces to Fingerhut at the same value at which Fingerhut makes such investments.

5. INDEMNITY. Since Wit shall be acting on behalf of the Company, the Company agrees to indemnify Wit in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

6. MISCELLANEOUS. This Letter Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between Wit and the Company concerning such subject matter, and may be modified only by a written instrument duly executed by each party. Wit and its permitted designees shall, except with the prior written consent of the Company, hold strictly confidential all other information relating to the Company and its affiliates received or developed in connection with the services contemplated by this Letter Agreement. This Letter Agreement shall be binding upon and inure to the benefit of the Company and Wit and their respective successors and assigns. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the rules governing the conflicts of laws. The provisions of Annex A hereto shall survive any termination of this Letter Agreement.

       If the foregoing terms correctly set forth our understanding, please confirm this by signing and returning the duplicate copy of this letter.

       I am pleased to have this opportunity to work with you.

                                            Very truly yours,


                                            /s/ Robert H. Lessin

                                            Robert H. Lessin
                                            Chairman & CEO

Agreed to and Accepted
this 11th day of August, 1998



-------------------------------------
By: /s/ Michael P. Sherman
   ----------------------------------
      Name: Michael P. Sherman
      Title: EVP

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                                     ANNEX A

                                 INDEMNIFICATION

       Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that Wit's and its affiliated companies' (collectively, "Wit") role is advisory, the Company agrees to indemnify and hold harmless Wit, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Wit hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including, reasonable fees and expenses of legal counsel), as and when incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Wit hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have resulted primarily from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Wit, which shall not be unreasonably withheld, settle compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Wit or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Wit and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

       The Company agrees that if any indemnification or reimbursement sought pursuant to this Letter Agreement were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Letter Agreement, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Wit on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to Wit with respect to Wit's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Wit is engaged to render financial advisory services bears to (ii) the fees paid to Wit in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received

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by Wit pursuant to such engagement (excluding amounts received by Wit as reimbursement of the expenses).

       The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Wit's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

       The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Letter Agreement relating to Wit's engagement and (iv) whether or not Wit shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.











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